Exhibit 99.3

Raptor Pharmaceutical

Expands Board of Directors

Novato, California, October 1, 2009 – Raptor Pharmaceutical Corp. (“Raptor” or the “Company”) (NASDAQ: RPTPD), today announced the appointment of Llew Keltner, M.D., Ph.D., to the Company’s board of directors. Dr. Keltner is currently CEO and President of Light Sciences Oncology, a privately-held biotechnology company developing a late-stage, light-activated therapy for hepatocellular cancer and other solid tumors. He is also CEO of EPISTAT, an international healthcare technology transfer, corporate risk management and healthcare strategy company that he founded in 1972.

Christopher M. Starr, Ph.D., CEO of Raptor stated, “On behalf of the board and the executive management of Raptor, I would like to welcome Dr. Keltner and his extensive industry experience to our team. With over 30 years in the healthcare industry, Dr. Keltner’s expertise in cancer and genetic analyses will be extremely valuable as we work to advance our development programs in various indications, including cancers, genetic diseases and liver disorders. Dr. Keltner has also advised health care and financial companies through the challenges of raising capital and obtaining approval of new pharmacologic entities. As a newly NASDAQ-listed company, Raptor is committed to adding talented members to our well-balanced, experienced, board of directors who are and continue to be committed to thoughtfully growing the company in an effort to increase stockholder value.”

Dr. Keltner has been CEO and President of Light Sciences Oncology since 2004 and CEO of EPISTAT since 1972. From 1997 to 2004, Dr. Keltner was CEO of Metastat, a development-stage biotech company focused on control of cancer metastasis. He is a director on the boards of Infostat, Oregon Life Sciences, and Goodwell Technologies. Previously, he served on the boards of directors at Light Sciences Corporation, Vital Choice, Thesis Technologies, Oread Companies, and MannKind Corporation. He has also been a scientific advisory board member at Lifetime Corporation, ASB Meditest, Oread Laboratories, Hall-Kimbrell, and aai Pharma.

Dr. Keltner received an M.S. in Epidemiology and Biostatistics; Ph.D. in Biomedical Informatics and an M.D. from Case Western Reserve University in Cleveland, Ohio. He is a member of the American Society of Clinical Oncology (“ASCO”), American Medical Association (“AMA”), International Association of Tumor Marker Oncology, American Association of Clinical Chemistry, and Drug Information Association. Dr. Keltner has also authored several reserch publications on subjects such as: prenatal diagnosis and effects on parents of a birth defective child; breast and colon tumor markers; clinical due diligence; light activated drug therapy; and the application of laboratory data to improve disease management programs.

Dr. Keltner stated, “As a director on Raptor’s board, I look forward to counseling on the design and execution of upcoming clinical trials pertaining to genetic diseases and cancer. I am also pleased to work with the company’s talented management team, which has a successful track record in research, development and commercialization, that I believe will serve as a strong foundation as Raptor approaches its pivotal clinical trial for its lead product candidate, DR Cysteamine.”

About Raptor Pharmaceutical Corp.

Raptor Pharmaceutical Corp. (NASDAQ: RPTPD) (“Raptor”) is dedicated to speeding the delivery of new treatment options to patients by working to improve existing therapeutics through the application of highly specialized drug targeting platforms and formulation expertise. Raptor focuses on underserved patient populations where it can have the greatest potential impact. Raptor currently has product candidates in clinical development designed to treat nephropathic cystinosis, non-alcoholic steatohepatitis (“NASH”), Huntington’s Disease (“HD”), aldehyde dehydrogenase (“ALDH2”) deficiency, and a non-opioid solution designed to treat chronic pain and potentially thrombotic disorder.

Raptor’s preclinical programs are based upon bioengineered novel drug candidates and drug-targeting platforms derived from the human receptor-associated protein (“RAP”) and related proteins that are designed to target cancer, neurodegenerative disorders and infectious diseases.

For additional information, please visit www.raptorpharma.com.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operation or future financial performance, including, but not limited to the following statement: that Dr. Keltner’s appointment to the Raptor board will create value for our drug product candidate programs; that Raptor’s board and Raptor will be able to grow the company and increase stockholder value; that management’s record of research, development and commercialization will serve as a strong foundation for Raptor’s clinical trials and other development activities; that DR Cysteamine will receive marketing approval; and that any of Raptor’s drug product programs will be successful. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause Raptor’s actual results to be materially different from these forward-looking statements. Raptor cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in Raptor’s filings from time to time with the Securities and Exchange Commission (the “SEC”), which Raptor strongly urges you to read and consider, including the joint proxy statement/prospectus on Form S-4 filed with the SEC on August 19, 2009; Raptor’s annual report on Form 10-K filed with the SEC on March 27, 2009; Raptor’s quarterly report on Form 10-Q filed with the SEC on August 11, 2009; Raptor’s wholly-owned subsidiary’s, Raptor Pharmaceuticals Corp. (“RPC”) Registration Statement on Form S-1, as amended, that was declared effective on August 7, 2008; RPC’s annual report on Form 10-K filed with the SEC on October 30, 2008, as amended by that Form 10-K/A filed with the SEC on December 23, 2008; and RPC’s quarterly report on Form 10-Q filed with the SEC on July 15, 2009, all of which are available free of charge on the SEC’s web site at http://www.sec.gov. Subsequent written and oral forward-looking statements attributable to Raptor or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in Raptor’s reports filed with the SEC. Raptor expressly disclaims any intent or obligation to update any forward-looking statements.

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For more information, please contact:	The Ruth Group
Kim Tsuchimoto, CFO	Sara Ephraim Pellegrino (investors) / Janine McCargo (media)
415-382-1390	(646) 536-7002 / (646) 536-7033
ktsuchimoto@raptorpharma.com	spellegrino@theruthgroup.com / jmccargo@theruthgroup.com